	E-Filed	Colorado Secretary of State Date and Time: 08/24/2009 08:35 AM ID Number: 20031067720
Document processing fee	$125.00
If document is filed on paper	$ 25.00
If document is filed electronically		Document number: 20091449763
Fees & forms/cover sheets		Amount Paid: $25.00
are subject to change.
To file electronically, access instructions
for this form/cover sheet and other
information or print copies of filed
documents, visit www.sos.state.co.us
and select Business Center.
Paper documents must be typewritten or machine printed.		ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

	ID number:	20031067720

1.	Entity name:	Fidelity Aviation Corporation
		(If changing the name of the corporation, indicate name BEFORE the name change)

2.	New Entity name:	China Infrastructure Construction Corporation
	(if applicable)
3.	Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance", “casualty”, “mutual”, or “surety”

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration
	expires:	(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box:	☑

7.	(Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

AMD PC	Page 1 of 2	Rev. 11/15/2005

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Yang	Rong
		(Last)	(First)	(Middle)	(Suffix)

C915 Jia Hao International Business
(Street name and number or Post Office information)
116 Zizhuyuan Road Haidian District Beijing100097
Beijing		100097
(City)	(State)	(Postal/Zip Code)
	China
(Province - if applicable)	(Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box 0 and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

AMD PC	Page 2 of 2	Rev. 11/15/2005